MID-ATLANTIC COMMUNITY BANKGROUP, INC.
Exhibit (11)--Statement re: computation of per share earnings


                                                  6 Months Ended June 30,
                                                 1997                 1996
                                                 ----                 ----


PRIMARY

       Average shares outstanding                 944,333            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using average
         market price                              33,049             30,233
                                            -------------       ------------

       TOTAL                                      977,382            974,566
                                             ============       ============


       Net Income                             $   764,587        $   715,459
                                              ===========        ===========


       Per Share Amount                    $         0.78     $         0.73
                                           ==============     ==============


FULLY DILUTED

       Average shares outstanding                 944,333            944,333
       Net effect of dilutive stock
         options--based on the treasury
         stock method using the year
         end market price, if higher
         than average market price                 33,065             32,705
                                           --------------     --------------

       TOTAL                                      977,398            977,038
                                            =============      =============


       Net Income                            $    764,587       $    715,459
                                             ============       ============


       Per Share Amount                   $          0.78    $          0.73
                                          ===============    ===============



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